Exhibit 99.1

For Immediate Release
VPG Reports Fiscal 2016 Third Quarter and Nine Month Results
MALVERN, Pa. (November 8, 2016) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2016 third quarter and nine months ended October 1, 2016.
Highlights:

•	Third quarter earnings per diluted share of $0.08.

•	Adjusted earnings per diluted share of $0.21.*

•	Cash generated from operations for the third quarter of 2016 was $6.3 million and free cash flow was $4.5 million.*

•	Force Sensors segment achieved gross profit margins of 31.0% in the third quarter of 2016 as compared to 21.0% in the third quarter of 2015.

“Our adjusted earnings per diluted share performance was $0.21 for the third quarter of 2016 as compared to adjusted earnings per diluted share of $0.18 in the third quarter of 2015, in spite of softer sales this quarter compared to the third quarter of 2015,” said Ziv Shoshani, VPG chief executive officer. “We also generated cash from operations of $6.3 million, with free cash flow of $4.5 million in the third quarter of 2016, which validates the effectiveness of our restructuring and cost reduction programs.”
Net earnings attributable to VPG stockholders for the third fiscal quarter of 2016 were $1.1 million, or $0.08 per diluted share, compared to net loss attributable to VPG stockholders for the third fiscal quarter of 2015 of ($1.9) million, or ($0.15) per diluted share. Net earnings attributable to VPG stockholders for the fiscal nine months ended October 1, 2016 were $3.4 million, or $0.25 per diluted share, compared to net earnings attributable to VPG stockholders of $0.4 million, or $0.03 per diluted share, for the comparable prior year period.
Adjusted net earnings attributable to VPG stockholders for the third fiscal quarter of 2016 were $2.9 million, or $0.21 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $2.4 million, or $0.18 per diluted share, for the comparable prior year period. Adjusted net earnings attributable to VPG stockholders for the fiscal nine months ended October 1, 2016 were $6.5 million, or $0.49 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $5.1 million, or $0.37 per diluted share, for the comparable prior year period. Adjusted net earnings for the fiscal quarter and fiscal nine months ended October 1, 2016 exclude, among other costs, $1.1 million of costs associated with the Company’s evaluation of strategic alternatives to enhance stockholder value. There are no assurances that the evaluation will result in any particular strategic alternative. The Company does not intend to comment on or disclose developments regarding the evaluation process unless it deems further disclosure is appropriate or required.
The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Nine fiscal months ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Net earnings (loss) attributable to VPG stockholders	$1,051	$(1,943)	$3,399	$393

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	46	—	537	26
Acquisition costs	—	—	414	—
Strategic alternative evaluation costs	1,079	—	1,079	—
Impairment of goodwill and indefinite-lived intangibles	—	4,942	—	4,942
Restructuring costs	709	459	2,395	841

Reconciling items affecting income tax expense
Less tax effect of reconciling items and discrete tax items	(27)	(1,081)	(1,317)	(1,137)
Adjusted net earnings attributable to VPG stockholders	$2,858	$2,377	$6,507	$5,065

Adjusted net earnings per diluted share	$0.21	$0.18	$0.49	$0.37

Weighted average shares outstanding - diluted	13,422	13,347	13,409	13,772

Segments
The Foil Technology Products segment revenues were $23.9 million in the third quarter of 2016, down 11.7% from $27.0 million in the third quarter of 2015, and down 5.9% from $25.4 million in the second quarter of 2016. Decreased year-over-year revenues were attributable to lower volume, partially offset by the additional volume from Pacific Instruments of $0.7 million and positive exchange rate impact of $0.3 million. The decrease in sequential revenues was also attributable to lower volumes. The gross profit margin for the segment was 36.2% for the third quarter of 2016 compared to 42.0% in the third quarter of 2015 and 36.8% in the second quarter of 2016. The gross profit margin for the quarter compared to the comparable prior year period and the second quarter of 2016 decreased primarily due to lower volume.
The Force Sensors segment revenues were $15.2 million in the third quarter of 2016, up 4.5% from $14.6 million in the third quarter of 2015, and down 1.1% from $15.4 million in the second quarter of 2016. The increase in year-over-year revenues was attributable to an increase in volume offset by negative exchange rate impact of $0.3 million. Excluding the effects of foreign currency, the sequential revenues were flat. The gross profit margin for the segment was 31.0% in the third quarter of 2016, compared to 21.0% in the third quarter of 2015 and 29.0% in the second quarter of 2016. The gross profit margin for the quarter increased from the comparable prior year period primarily due to the increase in volume and the realization of cost savings from our previously announced cost reduction programs. The sequential gross profit margin increase was due to favorable product mix.
The Weighing and Control Systems segment revenues were $15.4 million in the third quarter of 2016, down 1.0% from $15.6 million in the third quarter of 2015, and down 10.6% from $17.2 million in the second quarter of 2016. Decreased year-over-year revenues were attributable to a negative exchange rate impact of $0.5 million and decrease in volumes, offset by the acquisition of Stress-Tek. The sequential decrease in revenues was attributable to a decrease in volume coupled with negative exchange rate impact of $0.4 million. The gross profit margin for the segment was 44.9% in the third quarter of 2016 compared to 45.4% in the third quarter of 2015 and 44.7% in the second quarter of 2016 (45.6% excluding the Stress-Tek acquisition purchase accounting adjustment of $0.1 million). Excluding foreign currency, the gross profit margin for the quarter was flat compared to the prior year period. The sequential gross profit margin decrease was due to the decrease in volume.
Outlook
“In light of global economic conditions and the continued strength of the U.S. dollar compared to other currencies, we expect net revenues in the range of $55 million to $60 million for the fourth quarter of 2016,” concluded Mr. Shoshani. “We are updating our expectation for fiscal year 2016 adjusted diluted earnings per share to be in the range of $0.70 to $0.75, at constant exchange rates as of the third quarter of 2016.”
*Editor’s Note
We define adjusted net earnings as net earnings attributable to VPG stockholders before acquisition purchase accounting adjustments, acquisition costs, restructuring costs, strategic alternative evaluation costs, impairment of goodwill and indefinite-lived intangibles and associated tax effects. Free cash flow is defined as the amount of cash generated from operations ($6.3 million for the third quarter of 2016), in excess of our capital expenditures ($1.8 million for the third quarter of 2016) and net of proceeds, if any, for the sale of assets (none in the third quarter of 2016). For a reconciliation of GAAP to non-GAAP financial information, refer to the quarterly financial tables.
Conference Call and Webcast
A conference call will be held today (November 8) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 7373887, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317- 0088 and by using the passcode: 10094433. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; changes in the current pace of economic recovery; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system, and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-cost countries; resources expended in connection with evaluation of strategic alternatives to enhance stockholder value ; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
William M. Clancy
Executive Vice President and Chief Financial Officer
484-321-5306
bill.clancy@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	October 1, 2016	September 26, 2015
Net revenues	$54,490	$57,149
Costs of products sold	34,225	35,699
Gross profit	20,265	21,450
Gross profit margin	37.2%	37.5%

Selling, general, and administrative expenses	16,917	17,760
Impairment of goodwill and indefinite-lived intangibles	—	4,942
Restructuring costs	709	459
Operating income (loss)	2,639	(1,711)
Operating margin	4.8%	(3.0)%

Other income (expense):
Interest expense	(377)	(158)
Other	(44)	(387)
Other income (expense) - net	(421)	(545)

Income (loss) before taxes	2,218	(2,256)

Income tax expense (benefit)	1,135	(304)

Net earnings (loss)	1,083	(1,952)
Less: net earnings (loss) attributable to noncontrolling interests	32	(9)
Net earnings (loss) attributable to VPG stockholders	$1,051	$(1,943)

Basic earnings (loss) per share attributable to VPG stockholders	$0.08	$(0.15)
Diluted earnings (loss) per share attributable to VPG stockholders	$0.08	$(0.15)

Weighted average shares outstanding - basic	13,192	13,347
Weighted average shares outstanding - diluted	13,422	13,347

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	October 1, 2016	September 26, 2015
Net revenues	$169,115	$173,265
Costs of products sold	107,580	109,801
Gross profit	61,535	63,464
Gross profit margin	36.4%	36.6%

Selling, general, and administrative expenses	53,409	54,904
Acquisition costs	414	—
Impairment of goodwill and indefinite-lived intangibles	—	4,942
Restructuring costs	2,395	841
Operating income	5,317	2,777
Operating margin	3.1%	1.6%

Other income (expense):
Interest expense	(1,076)	(518)
Other	351	(1,730)
Other income (expense) - net	(725)	(2,248)

Income before taxes	4,592	529

Income tax expense	1,164	174

Net earnings	3,428	355
Less: net earnings (loss) attributable to noncontrolling interests	29	(38)
Net earnings attributable to VPG stockholders	$3,399	$393

Basic earnings per share attributable to VPG stockholders	$0.26	$0.03
Diluted earnings per share attributable to VPG stockholders	$0.25	$0.03

Weighted average shares outstanding - basic	13,185	13,558
Weighted average shares outstanding - diluted	13,409	13,772

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	October 1, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,133	$62,641
Accounts receivable, net	34,889	35,553
Inventories:
Raw materials	16,119	15,062
Work in process	21,913	20,289
Finished goods	20,300	20,849
Inventories, net	58,332	56,200

Prepaid expenses and other current assets	9,678	7,814
Assets held for sale	2,043	—
Total current assets	161,075	162,208

Property and equipment, at cost:
Land	3,498	3,639
Buildings and improvements	46,128	55,003
Machinery and equipment	88,697	84,409
Software	7,379	7,284
Construction in progress	3,199	2,288
Accumulated depreciation	(94,521)	(95,992)
Property and equipment, net	54,380	56,631

Goodwill	19,305	12,603

Intangible assets, net	22,438	17,683

Other assets	14,789	14,622
Total assets	$271,987	$263,747

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	October 1, 2016	December 31, 2015
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,687	$8,004
Payroll and related expenses	12,854	13,888
Other accrued expenses	15,607	16,604
Income taxes	1,387	527
Current portion of long-term debt	2,277	2,120
Total current liabilities	40,812	41,143

Long-term debt, less current portion	34,457	31,037
Deferred income taxes	623	334
Other liabilities	7,892	7,195
Accrued pension and other postretirement costs	11,309	11,597
Total liabilities	95,093	91,306

Commitments and contingencies

Equity:
Common stock	1,278	1,276
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	190,801	190,436
Retained earnings	25,726	22,327
Accumulated other comprehensive loss	(32,451)	(33,121)
Total Vishay Precision Group, Inc. stockholders' equity	176,692	172,256
Noncontrolling interests	202	185
Total equity	176,894	172,441
Total liabilities and equity	$271,987	$263,747

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine fiscal months ended
	October 1, 2016	September 26, 2015
Operating activities
Net earnings	$3,428	$355
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	—	4,942
Depreciation and amortization	8,416	8,142
(Gain) loss on disposal of property and equipment	(24)	14
Share-based compensation expense	465	796
Inventory write-offs for obsolescence	1,410	1,190
Deferred income taxes	(1,537)	(914)
Other	(862)	2,190
Net changes in operating assets and liabilities:
Accounts receivable, net	2,139	(1,182)
Inventories, net	(2,891)	(5,159)
Prepaid expenses and other current assets	(1,848)	290
Trade accounts payable	453	(2,256)
Other current liabilities	(2,657)	(3,104)
Net cash provided by operating activities	6,492	5,304

Investing activities
Capital expenditures	(6,266)	(7,508)
Proceeds from sale of property and equipment	316	117
Purchase of business	(10,727)	—
Net cash used in investing activities	(16,677)	(7,391)

Financing activities
Principal payments on long-term debt and capital leases	(1,599)	(3,839)
Proceeds from revolving facility	17,000	—
Payments on revolving facility	(12,000)	—
Purchase of treasury stock	—	(8,733)
Distributions to noncontrolling interests	(12)	(58)
Net cash provided by (used in) financing activities	3,389	(12,630)
Effect of exchange rate changes on cash and cash equivalents	288	(1,751)
Decrease in cash and cash equivalents	(6,508)	(16,468)

Cash and cash equivalents at beginning of period	62,641	79,642
Cash and cash equivalents at end of period	$56,133	$63,174

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Nine fiscal months ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Gross profit	$20,265	$21,450	$61,535	$63,464
Gross profit margin	37.2%	37.5%	36.4%	36.6%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	46	—	537	26

Adjusted gross profit	$20,311	$21,450	$62,072	$63,490
Adjusted gross profit margin	37.3%	37.5%	36.7%	36.6%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Nine fiscal months ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Net earnings (loss) attributable to VPG stockholders	$1,051	$(1,943)	$3,399	$393

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	46	—	537	26
Acquisition costs	—	—	414	—
Strategic alternative evaluation costs	1,079	—	1,079	—
Impairment of goodwill and indefinite-lived intangibles	—	4,942	—	4,942
Restructuring costs	709	459	2,395	841

Reconciling items affecting income tax expense
Less tax effect of reconciling items and discrete tax items	(27)	(1,081)	(1,317)	(1,137)
Adjusted net earnings attributable to VPG stockholders	$2,858	$2,377	$6,507	$5,065

Adjusted net earnings per diluted share	$0.21	$0.18	$0.49	$0.37

Weighted average shares outstanding - diluted	13,422	13,347	13,409	13,772